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                                                                    Exhibit 10.3

                                                                REDACTED VERSION
                                                                  Execution Copy

                             PATENT RIGHTS AGREEMENT

         *** Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by an asterisk and has been filed separately in accordance with the Securities and Exchange Act of 1934, as amended, and the Commission's rules and regulations promulgated under the Freedom of Information Act, pursuant to a request for confidential treatment. ***

         This Patent Rights Agreement (this "Agreement"), is entered into on November 7, 2002 (the "Effective Date"), by and between Gemstar-TV Guide International, Inc., a Delaware corporation (the "Company") and Henry C. Yuen, an individual ("Yuen"). The Company and Yuen may at times be referred to individually as a "Party" or collectively as the "Parties."

                                   WITNESSETH:

         WHEREAS, Yuen and the Company are, concurrently herewith, entering into certain agreements, including without limitation (i) that certain Termination Agreement of even date herewith relating to the termination of Yuen's employment with Company under his current employment agreement (the "Termination Agreement") and (ii) that certain Employment Agreement of even date herewith (the "Employment Agreement"), pursuant to which Yuen, among other things, is agreeing to assign to the Company all right, title and interest in certain inventions as more fully described therein;

         WHEREAS, Yuen may from time to time after the expiration of the term of the Employment Agreement develop certain Inventions relating to the fields of Interactive Program Guides or Interactive Television (as such terms are defined below);

         WHEREAS, Yuen recognizes that such Inventions are likely to arise from or relate to confidential information of the Company, developed or learned by Yuen in the course of his prior employment by the Company, and that the nature of such Inventions are global in application;

         WHEREAS, the Company desires to acquire from Yuen, and Yuen desires to grant to the Company, an option to acquire all right, title and interest in and to such Inventions conceived or made by Yuen, whether individually or jointly, after the Commencement Date and prior to the end of the Term (as such terms are defined below) that relate in whole or in part to the fields of Interactive Program Guides or Interactive Television, in accordance with the terms and conditions set forth herein; and

         WHEREAS, the Company desires to have Yuen consult with the Company with respect to such Inventions made during the Term of this Agreement, and Yuen is willing to consult with the Company on the terms set forth herein;

         WHEREAS, Yuen desires to acquire from the Company, and the Company desires to grant to Yuen, a license-back of certain exclusive rights in certain Acquired Inventions (as defined below) in accordance with the terms and conditions set forth herein.

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         WHEREAS, by virtue of Yuen's background and experience, the personal services called for hereunder are special, unique, unusual, extraordinary and intellectual;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.          Definitions.

         (a) "Disclosure" shall mean a disclosure made pursuant to the provisions of Section 2(a) or 2(f).

         (b) "Commencement Date" shall mean the earlier of the fifth anniversary of the Effective Date or the day of expiration or earlier termination of the Employment Agreement.

         (c) "Fee-Bearing Products" shall mean products, services, means, processes or functions within the fields of Interactive Program Guides and Interactive Television.

         (d) "Interactive Television" shall mean any means, product, system, or process: ***

         (e) "Interactive Program Guide" shall mean any means, product, system or process ***

         (f) "Viewer means one who receives, whether at the time of transmission or at a later time, Television Content or Digital Radio Content; an "iTV Viewer" means one who receives, whether at the time of transmission or at a later time, Television Content.

         (g) "Television Content" means information transmitted in an analog or digital television signal or information transmitted in substantially the same form from a single source to many recipients, irrespective of the means of transmission or the apparatus used to reproduce such content; and "Digital Radio Content" means information concurrently transmitted in substantially the same form from a single source to many recipients as Digital Radio; provided, however, that "transmission" for purposes of these definitions shall not include
(x) the distribution of physical media (e.g., CD's, DVD's, video cassettes and other physical media of any type) having copies of audio or video content stored on the physical media; or (y) transmission of information using systems such as telephone-based conferencing systems. For illustrative purposes only, Television Content or Digital Radio Content transmitted via over-the-air broadcast, cable, telephone lines or satellite, or downloaded directly to a recipient for storage on a personal video recorder or recordable CD or DVD, would be included within the scope of these definitions of "Television Content" and "Digital Radio Content," respectively.

         (h) "Digital Radio" shall mean the communication of an audio signal in digital format by transmission of the signal from a transmitter to a receiver, where the receiver processes the received signal using digital signal processing techniques.

*** Confidential treatment has been requested pursuant to Section IV.4 of the request for confidential treatment dated November 12, 2002.

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         (i)    "Inventions" shall mean inventions (whether or not patentable)
including all embodiments of such inventions, developments, concepts, know-how, technology, ideas, methods, techniques, products or processes.

         (j) The following principles shall be used to apply the definitions of "Interactive Television" and "Interactive Program Guide":

            (i) Living Definitions. For the purpose of determining whether an Invention is within or outside of the fields of Interactive Television and Interactive Program Guide, the above definitions are intended to be "living definitions" in that, as used in these definitions, while the term "television" shall mean television in all forms generally known as of the Effective Date, it is intended to include the future evolution of television, taking into account improvements, enhancements and developments therein, and the convergence of television with personal computers and the Internet.

            (ii) Inventions Intended to Improve, Evolve or Further Develop Interactive Television and/or Interactive Program Guide. An Invention intended to improve, evolve or further develop any means, product, system or process within the definitions of Interactive Television and/or Interactive Program Guide shall be deemed to be included within the fields of Interactive Television and Interactive Program Guide for the purpose of Section 2 of this Agreement, even though at the time of conception of the Invention, the Invention may not fall within the then applicable definitions of Interactive Television and Interactive Program Guide.

            (iii) Inventions Not Intended to Improve, Evolve or Further Develop Interactive Television and Interactive Program Guide. If an Invention which is not intended to improve, evolve or further develop any means, product, system or process within the definitions of Interactive Television and/or Interactive Program Guide, and which is outside of the fields of Interactive Television and Interactive Program Guide at the time Yuen's obligation to disclose under Section 2 arises, but which later becomes applicable to the fields of Interactive Television and/or Interactive Program Guide after the Commencement Date and during the Term of this Agreement due to the effect of the "Living Definitions" of these terms, then Yuen shall be obligated to disclose and grant to the Company an option to acquire such Invention pursuant to Section 2 hereof.

            (iv) Definition Conferral Process. On the second anniversary of the Effective Date, and every two (2) years thereafter during the Term, the Parties shall meet and confer in good faith regarding the applicability of the definitions of Interactive Television and Interactive Program Guide to the business of the Company and the evolution of television, and modify such definitions as appropriate in accordance with the intentions of the Parties under the Living Definitions. Any disagreements between the Parties regarding the modifications of such definitions shall be resolved by the arbitration process set forth below.

         (j) "Inventions" shall mean inventions (whether or not patentable) and all embodiments of such inventions, developments, concepts, know-how, technology, ideas, methods, techniques, products or processes.

2.          Disclosure and Option.

         (a)    Obligation to Disclose.


              Yuen shall promptly provide a written disclosure to the Company of any Inventions related in whole or part to the fields of Interactive Program Guides or Interactive Television (as such terms are defined at the time of Yuen's disclosure) that he solely or jointly conceives, makes, or reduces to practice, or with respect to which he acquires ownership or control directly or indirectly through an entity owned or controlled by him ("Disclosure") during the period beginning on the Commencement Date and ending upon expiration of the Term. The disclosure required hereunder shall contain a reasonably detailed and complete written description of all Inventions then known to Yuen relating to the subject matter of the Disclosure, in as much detail as Yuen can reasonably provide. The provision to the Company of Disclosures as required herein shall be for the sole purpose of determining the Company's rights hereunder as set forth in this Section 2.

              Yuen's disclosure obligations pursuant to this Section 2(a) shall continue during the Term (and potentially beyond the Term as provided herein), and in the event that an Invention solely or jointly conceived, made or developed by Yuen during the Term does not at the time it is conceived, made or developed relate in whole or in part to the fields of Interactive Program Guides or Interactive Television, but due to the evolution of such fields relates in whole or in part to such fields at a later date, such Invention shall be subject to a disclosure (a "Subsequent Disclosure"), subject to all rights and obligations of the Parties' hereunder at the date of such Subsequent Disclosure, including without limitation the provisions of this Section 2, except as provided herein.

         (b) Grant of Option. Yuen hereby grants to the Company an exclusive option, exercisable as provided below, to acquire all right, title and interest in and to i) any Disclosure related in whole or in part to the fields of Interactive Program Guides or Interactive Television, and all intellectual property and proprietary rights arising from any Invention disclosed in any such Disclosure; and ii) any improvement to such an Invention disclosed in any Disclosure, to the extent that he solely or jointly conceives, makes, or reduces to practice such improvement during the Term; and iii) any Subsequent Disclosure related in whole or in part to the fields of Interactive Program Guides or Interactive Television (as such definitions exist at such time), and all intellectual property and proprietary rights arising from any Invention disclosed in any such Subsequent Disclosure.

         (c)    Exercise of Option.


              The Company shall, as promptly as practicable and in no event later than ninety (90) days after receipt of any Disclosure or Subsequent Disclosure, deliver written notice to Yuen of the Company's election to exercise, or its election not to exercise, its option in connection with such Disclosure or Subsequent Disclosure (an "Election Notice"). Any such Inventions acquired by the Company hereunder may be referred to herein from time to time as the "Acquired Inventions." Upon receipt by Yuen of an Election Notice containing an election by the Company not to exercise its option in any Disclosure or any Subsequent Disclosure which is the subject of such Election Notice, or if Yuen does not receive such an Election Notice within

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the ninety (90) day period described above (in which case the Company shall be deemed to have elected not to exercise its option in connection with such Disclosure or such Subsequent Disclosure), Yuen shall be free to use, exploit and license any and all such Inventions, subject to the provisions of Article 10 hereof.

              Yuen hereby covenants not to assert any patent rights or other intellectual property rights which arise from any Inventions retained by Yuen by reason of the Company's failure to exercise its option with respect to any such Disclosure or any such Subsequent Disclosure against the Company or its customers or licensees (in their capacities as such), mediate or immediate, for activities within the fields of Interactive Program Guides or Interactive Television. Such covenant shall be permanent, irrevocable, binding on Yuen's successors and assigns, and shall run with the patents, including any extensions thereof, and any other intellectual property rights arising from any such Disclosure or any such Subsequent Disclosure.

              In the event that the Company, after the provision to Yuen of an Election Notice containing an election by the Company not to exercise its option in the Disclosure which is the subject of such Election Notice, or Yuen's failure to receive an Election Notice for such Disclosure within the ninety (90) day period, later determines that it desires to acquire such rights as may be available in such Disclosure due to the evolution of the fields of Interactive Television and Interactive Program Guides (a "Reclaimed Disclosure"), Company shall provide written notice to Yuen of such desire, and the Parties' rights and obligations set forth herein shall apply with respect to such Disclosure; provided, however, that the assignment by Yuen as set forth in Section 2(d) below shall be subject to any rights conveyed by Yuen in any Inventions described in the Reclaimed Disclosure prior to receipt of the notice, and such Reclaimed Disclosure shall be added to Schedule A hereto.

         (d) Assignment. Upon Yuen's receipt of the Company's notice that it wishes to exercise its option in a Disclosure, a Subsequent Disclosure or a Reclaimed Disclosure pursuant to Section 2(c), Yuen shall promptly execute an assignment in a form reasonably acceptable to the Company assigning to the Company all right, title and interest in such Disclosure and any Inventions disclosed therein. Yuen shall at all times thereafter (i) take all actions reasonably requested by the Company and make all further assurances reasonably warranted to confirm that the Company is the exclusive owner of all Acquired Inventions, subject to the limitations provided above as to any Reclaimed Disclosures, in each of the foregoing cases all at the Company's sole cost and expense; and, (ii) shall provide all reasonable assistance in obtaining, perfecting and enforcing the Acquired Inventions or any legal rights in and to the same in any administrative agency or court, domestic or foreign including, but not limited to, reviewing and signing all lawful declarations, oaths, affidavits and other documents in connection with any of the foregoing, in each of the foregoing cases all at the Company's sole cost and expense including, without limitation, reasonable compensation for Yuen's time expended in connection with such assistance.

         (e) Patent Prosecution and Cooperation. The Company shall have the right to file for patent protection in its own name, to the extent allowable by applicable law, for any Inventions acquired by the Company hereunder. The decision to seek patent protection, and prosecution of any patent applications, shall be at the Company's sole expense and control. Yuen shall cooperate at the Company's reasonable request and at the Company's sole cost and expense, in the prosecution of all patent applications, reissues, reexaminations, divisionals, continuations and continuations-in-part relating to such Inventions, including but not limited to reviewing and signing all lawful declarations, oaths, affidavits and other documents in connection with any of the foregoing. The Company shall reimburse Yuen for any reasonable out-of-pocket costs he incurs in providing such cooperation and shall reasonably compensate Yuen for his time expended in connection with such cooperation.

         (f) Failure to Disclose. If Yuen fails to disclose any Invention related to the fields of Interactive Program Guides or Interactive Television that he solely or jointly conceives or makes during the Term, such failure shall not affect the Company's option to acquire such Invention. Upon discovery that such Invention has not been disclosed to the Company, Yuen shall promptly make a Disclosure as set out in Section 2(a) (a "Late Disclosure") and shall use his reasonable best efforts to avoid prejudice to the Company's rights under the remainder of this Article 2.

         (g) Third Party Material. If disclosure of any Invention required under this Article 2 would require disclosure of third-party trade secrets or other confidential information that Yuen is legally or contractually prohibited from disclosing to the Company, the parties will negotiate in good faith with each other and, if necessary, with any such third party, an approach that will allow the Company to determine whether it wishes to acquire such Invention hereunder and to allow the Company to acquire such Invention if it wishes to do so. Yuen shall not knowingly include any third party trade secrets, proprietary material or other confidential information in a Disclosure or Subsequent Disclosure without identifying same to the Company therein. Each Disclosure and each Subsequent Disclosure shall further identify i) any third-party patent rights that Yuen knows relate to one or more Inventions described therein ; and
ii) any third parties who are joint inventors, authors or creators of the material contained therein or any portion thereof, including a description of the contribution of each such third party thereto.

         (h) No Retained Rights. Yuen shall have no retained rights in any Acquired Inventions other than as provided in Section 2(k), and the Company shall be the sole and exclusive owner of the Acquired Inventions and any patents or other intellectual property rights arising therefrom with the right to grant licenses, sue for infringement and recover damages without accounting to Yuen therefor, except as expressly provided herein.

         (i) Protection Prior to Disclosure. Yuen shall protect as Confidential Information, pursuant to the provisions of Article 13, any Inventions that he would be obligated to disclose under Section 2(a) until the termination of any option the Company may have to acquire such Inventions.

         (j) No License to Company Intellectual Property. Except as set forth in Section 2(k), no license, express or implied, is being granted to Yuen hereunder, and Yuen shall have no rights whatsoever under any patent or other intellectual property rights of the Company.

         (k)    Grant Back of License Rights in Other Fields of Use.

                   (i) The Company agrees to grant, and the Company hereby conveys and grants as of the Commencement Date, to Yuen an exclusive, royalty-free, non-transferable (except as provided in Section 7) worldwide right and license, with the full and complete right to sub-license, in and to all Acquired Inventions and all intellectual property rights arising therefrom that are later identified on Schedule A as set forth below, in all fields of use other than for use in connection with Interactive Television or Interactive Program Guides ("Licensed Inventions"); provided, however, that such license shall be taken subject to any grant of rights or other encumbrances to third parties under such Acquired Inventions existing prior to the time such Licensed Invention is added to Schedule A. Such license shall be permanent, irrevocable, binding on the Company's successors and assigns. Licensed Inventions shall be added to Schedule A during the Term and after the Commencement Date at Yuen's request, and in response to Yuen's demonstration during the Term that an Acquired Invention has a not immaterial application outside the fields of Interactive Television and Interactive Program Guides, as evolved at the time of such demonstration (a "Mixed Use Invention").

                   (ii) In the event that, during the Term, the Company knowingly conveys rights to a third party under any Acquired Invention that is not included on Schedule A (but subject to Yuen's rights hereunder) for the purpose of exploiting such Acquired Invention in a field that the Company knows is outside the fields of Interactive Television and Interactive Program Guides under any reasonable interpretation at the time of the conveyance, the Company hereby covenants not to assert any patent rights or other intellectual property rights which arise from such Acquired Invention against Yuen, or any of his customers or licensees, mediate or immediate, based on activities of any of the foregoing in fields other than Interactive Television and Interactive Program Guides, provided, that Yuen has requested that such Acquired Invention be added to Schedule A during the Term and establishes during the Term that such Acquired Invention is a Mixed Use Invention. Any such third party conveyance shall be subject to such covenant, which shall be permanent, irrevocable, binding on the Company's successors and assigns, and shall run with the patents, including any extensions thereof, and any other intellectual property rights arising from such Acquired Invention.

                   (iii) In the event the Company elects to pursue patent protection for a Licensed Invention, the Company and Yuen shall share equally in the costs of preparation, filing, and maintenance of all patents, renewals, and extensions arising from such Licensed Invention (other than a Reclaimed Disclosure) after the date on which such Licensed Invention is added to Schedule A, and the Company shall make commercially reasonable efforts to procure patent claims relating to applications outside the fields of Interactive Television and Interactive Program Guides at Yuen's reasonable direction. Yuen shall have the right to license and enforce the Licensed Inventions in fields outside the fields of Interactive Television and Interactive Program Guides and at his sole cost and expense. Yuen may not institute any action to enforce a patent for a Licensed Invention without the Company's consent, which consent shall not be unreasonably withheld or delayed. The Company shall reasonably cooperate in any enforcement action to which it consents, including joining as a party as required by law subject to (i) reimbursement by Yuen of Company's expenses incurred in connection with such action and (ii) payment by Yuen of Company's reasonable compensation for its employees' time expended in connection with such matter. Yuen shall fully and vigorously defend any challenges raised with respect to the validity and/or enforceability of any patents so enforced. Yuen may not settle or compromise any such action without the Company's express written consent, which consent shall not be unreasonably withheld; provided, however, that Yuen may settle or compromise an action for which consent is not received from Company within a reasonable amount of time (given the circumstances then applicable to such proposed compromise or settlement) following notice by Yuen of the terms of such proposed compromise or settlement. Any license fees, damages recovery, settlement amounts, or other compensation received for infringement or authorized use of such patent shall be belong solely to Yuen.

         (l) Failure to Maintain or Prosecute by Yuen. Should Yuen at any time elect not to, or otherwise fail to, share the costs to maintain or prosecute any particular patent or patent application in accordance with the terms of this provision, Company shall provide Yuen with a written notice thereof. Yuen shall have thirty (30) days after receipt of such written notice of any such alleged failure to remedy the alleged failure set forth in such notice. If Yuen fails to remedy such alleged failure within such period of time, the Company shall have a claim for damages and/or a right of set-off for such amounts which are then actually due and owing (plus interest as provided for herein) against monies which are then or thereafter otherwise owing to Yuen hereunder, and Company shall have no further obligations to pursue patent claims relating to applications outside the fields of Interactive Television and Interactive Program Guides unless Yuen has paid all amounts then due and owing, and provided further assurances of his obligation to pay future expenses, by the time the Company is required to incur additional expense to maintain such patent claims. Nothing in this paragraph shall be deemed to abrogate any of the Company's rights under this Agreement.

         (m) Patent Identification. Yuen shall have a duty to mark, and shall use commercially reasonable efforts to cause his licensees to mark, including without limitation including a provision in all licenses obligating such licensees to mark, all products and literature concerning any Licensed Invention in a form which complies with the law of the jurisdiction in which the products are manufactured, used, sold and distributed, and shall also comply with the provisions of 35 U.S.C. Section 287.

         (n) Consultation. During the Term hereof, Yuen shall consult with the Company and provide assistance as reasonably requested in connection with the Company's use and exploitation of Acquired Inventions, all at the Company's sole cost and expense including, without limitation, reasonable compensation for Yuen's time expended in connection with such assistance. Such consultation shall be in addition to the cooperation and assistance provided by Yuen pursuant to
Section 2(d).

         (o) Covenant Not to Sue on Acquired Inventions. Yuen hereby covenants not to assert any patents or other intellectual property rights relating in whole or in part to the fields of Interactive Program Guides or Interactive Television, for which Yuen acquires ownership or control during the Term, whether directly or indirectly through an entity owned or controlled by him, against the Company or the Company's customers and licensees (in their capacities as such), mediate and immediate, for activities within the fields of Interactive Program Guides or Interactive Television.

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3.          Term.

              This term of this Agreement (the "Term") shall commence upon the Commencement Date, and shall remain in force until the date which is seven (7) years from the Effective Date unless otherwise terminated as provided herein (the "Initial Term"). At the end of the Initial Term, the Agreement shall terminate unless the Company and Yuen mutually agree in writing to extend the Agreement, in which case the Agreement shall continue in effect for an additional seven (7) year period. Thereafter, the Agreement shall continue in effect for additional seven (7) year periods (each seven (7) year period that the Agreement is in effect following the Initial Term, a "Subsequent Term") upon the Company's and Yuen's mutual written agreement to effect such extensions upon the expiration of a Subsequent Term. (The Initial Term, and any and all Subsequent Terms, are collectively referred to herein as the "Term.") Notwithstanding the foregoing, (i) the Term shall terminate upon the death of Yuen, and (ii) the Company may, in its sole discretion, (1) terminate the Initial Term as of the third anniversary of the Commencement Date and (2) terminate any Subsequent Term as of the third anniversary of the first day of such Subsequent Term, in each case by written notice from the Company to Yuen delivered at least sixty (60) days in advance of the applicable anniversary date on which such termination would be effective.

4.          Representations and Warranties.

         (a) The Company's Representations and Warranties. The Company hereby represents and warrants to Yuen as of the Effective Date that: (i) the execution, delivery and performance of this Agreement by the Company: (1) are within the corporate power and authority of the Company; (2) have been duly authorized by all necessary or proper corporate action; (3) are not in contravention of any provision of the certificate of incorporation or bylaws of the Company; and (4) will not violate the terms of any agreement, or other instrument to which the Company is a party or by which the Company or any of its property is bound; (ii) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors' rights generally or by the availability of equitable remedies; and (iii) except as otherwise specifically set forth in this Agreement, the license granted to Yuen in the Licensed Inventions is free and clear of any encumbrances and liens except those arising from (A) acts, omissions or legal obligations of Yuen and (B) any pre-existing grants of rights under such Licensed Inventions.

         (b) Yuen's Representations and Warranties. Yuen hereby represents and warrants to the Company as of the Effective Date that: (i) the execution, delivery and performance of this Agreement by Yuen and the granting of options and assignments made herein will not violate the terms of any agreement or other instrument to which Yuen is a party or by which Yuen or any of his property is bound; and (ii) this Agreement constitutes a legal, valid and binding obligation of Yuen, enforceable against Yuen in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors' rights generally or by the availability of equitable remedies; and
(iii) except as otherwise specifically set forth in this Agreement, the rights assignable to Company at its option pursuant to this Agreement are free and clear of any encumbrances and liens.

         (c) Representations and Warranties with Respect to Disclosures. Yuen represents and warrants as of the date of each Disclosure that, except to the extent explicitly set forth in a Disclosure, such Disclosure does not, to the best of his knowledge, include any material which was made by any third party or covered by any third party patent or other intellectual property rights.

         (d) No Inconsistent Agreements. Each of Yuen and the Company covenants to the other that it will not enter into any agreement, make any commitment, or otherwise take any action that is inconsistent with the provisions of this Agreement or the rights granted and promised to be granted hereunder.

         (e) No Other Representations or Warranties. There are no representations, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those contained in this Agreement.

5.          Indemnification; Limitation of Liability.

         (a) The Company shall indemnify and hold Yuen harmless from and against all losses, claims, damages, liabilities, demands, proceedings and costs (including actual legal costs incident thereto) (collectively, "Claims") of any type whatsoever relating to or arising out of Company's use of, and/or Company's exercise of dominion over, the Inventions acquired by the Company from Yuen pursuant to this Agreement except to the extent the Claims relate to (1) third-party rights of which Yuen was aware and failed to disclose to the Company in a Disclosure containing the relevant Inventions; or (2) Yuen's knowing and undisclosed failure to convey sole and exclusive title in such Inventions to the Company. Yuen shall notify the Company of any Claims for which he believes he is entitled to seek indemnification promptly after first receiving notice of the Claim, providing all information in his possession relating to the Claim, and any other cooperation and assistance as may be necessary for Company to evaluate the Claim. The Company shall have the right to assume and control the defense of any such Claims. Yuen shall not settle or compromise any Claims for which he believes he is entitled to seek indemnification without first (i) providing notice, cooperation and assistance as described above; (ii) allowing Company a reasonable amount of time to evaluate the Claim and assume the defense; and
(iii) disclosing the proposed settlement terms to Company and allowing Company a reasonable amount of time (given the circumstances then applicable to such proposed compromise or settlement) following notice by Yuen of the terms of such proposed compromise or settlement to consent to settlement on such terms.

         (b) YUEN'S LIABILITY TO THE COMPANY FOR ALL DAMAGES, INCLUDING ACTUAL, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, OR LOST OR IMPUTED PROFITS AND/OR ROYALTIES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION OR EXPIRATION, WHETHER FOR BREACH (OR ALLEGED BREACH) OF A REPRESENTATION OR WARRANTY OR ANY OBLIGATION UNDER THIS AGREEMENT AND WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT AND IRRESPECTIVE OF WHETHER YUEN HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, SHALL BE LIMITED TO THE GREATER OF (i) THE COMPENSATION RECEIVED BY YUEN UNDER THIS AGREEMENT DURING THE TWELVE MONTH PERIOD PRIOR TO THE

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

DATE ON WHICH SUCH LIABILITY AROSE OR (ii) THE ACTUAL BENEFIT RECEIVED BY YUEN AS A RESULT OF THE BREACH; PROVIDED, HOWEVER, THAT IF SUCH DAMAGES AROSE OUT OF ANY KNOWING BREACH OF THIS AGREEMENT, YUEN'S LIABILITY TO THE COMPANY FOR ALL SUCH DAMAGES SHALL BE LIMITED TO THE GREATER OF (i) THE ACTUAL BENEFIT RECEIVED BY YUEN AS A RESULT OF THE BREACH, OR (ii) TWENTY-TWO MILLION ONE HUNDRED SEVENTY-FIVE THOUSAND FIVE HUNDRED DOLLARS ($22,175,500). THE COMPANY HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF ANY ADEQUATE REMEDY.

6.          Protection of Licensed Patent Rights; Infringements.

              Yuen shall promptly notify Company of any apparently unauthorized use or infringement of any Acquired Inventions by a third party as promptly as is reasonably practicable after such unauthorized use or infringement comes to the Yuen's attention. Neither Party will license or enforce any patents arising from the Acquired Inventions in violation of any laws.

7.          Assignability/Binding Effect.

              No rights or obligation of the Company under this Agreement may be assigned or transferred by the Company without Yuen's prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In the event of any disposition of its business and assets described in the preceding sentence, the Company shall take whatever action it can in order to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. Yuen acknowledges that this Agreement is personal and may not be assigned by him; provided, however, that he shall have the right to (i) assign any right or rights to receive payments hereunder, during his lifetime, by sending written notice to the Company or, upon his death, by will or the laws of descent and distribution, (ii) assign any of his rights under the license granted to him pursuant to Section 2(k)(i) and all rights under the covenant not to sue granted to him pursuant to Section 2(k)(ii) (the "Permanent Irrevocable Rights") to one or more legal entities and/or trusts owned or controlled by him (each, a "Transferee") for the purpose of exploiting the Permanent Irrevocable Rights, provided, that (A) he promptly notifies the Company of any such assignment and provides the Company with a copy of the documentation effecting such assignment and evidence reasonably satisfactory to the Company that he owns or controls such Transferee, (B) such Transferee is prohibited from any further transfers except to a Transferee to whom (or to which) Yuen would have been permitted to transfer such Permanent Irrevocable Rights directly pursuant to this Section 7, (C) each such assignment is expressly made permanently and irrevocably subject to all of the terms, conditions, and limitations attaching to the Permanent Irrevocable Rights set forth herein, (D) such assignment is subject to the condition that such Transferee continues to be owned or controlled by Yuen or by persons or trusts acquiring such ownership or control upon his death, and (E) any such legal entity or trust executes and delivers to the Company a written undertaking for the benefit of the Company (1) acknowledging and accepting all of Yuen's obligations and covenants to the Company with respect to such Permanent Irrevocable Rights,
(2) providing that such rights may not be further transferred or assigned without the Company's prior written consent and will terminate upon any other transfer or assignment or in the event that Yuen (or persons or trusts acquiring such ownership or control of such entity or trust upon his death) no longer owns or controls such entity or trust and (3) indicating that such assignment or transfer complies with the requirements of this Section 7; and (iii) transfer any Permanent Irrevocable Rights and/or his ownership interests in any Transferee that is a legal entity to his beneficiaries by will or by the laws of descent and distribution, provided, that any further transfers by any such beneficiary shall be subject to the limitations of this Section 7 to the same extent as if such beneficiary were Yuen; provided, that any such beneficiaries enter into a written agreement with the Company acknowledging and accepting all of Yuen's obligations and covenants to the Company with respect to such Permanent Irrevocable Rights and providing that such rights may not be transferred or assigned and will terminate upon transfer or assignment. Any other purported assignment by Yuen of any rights under this Agreement without the Company's written consent shall be void and of no effect. To the extent applicable, this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns, beneficiaries, devisees, heirs, next of kin, executors and administrators of Yuen. In the event of Yuen's death or a judicial determination of his incompetence, references in this Agreement to Yuen shall be deemed to refer, where appropriate, to his legal representative, or, where appropriate, to his beneficiary or beneficiaries.

Breach.

         (a) If either Party materially defaults under this Agreement, the non-defaulting Party may send notice of default and, if the defaulting Party has not substantially cured the default within sixty (60) days, the non-defaulting Party shall have the right to terminate this Agreement by sending written notice to the defaulting Party in addition to any other remedies that may be available.

         (b) Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 2 (except 2(n)) 4(c), 4(d), 5, 6 (the last sentence only), 8(b), 8(c), 8(d), 9 (to the extent earned thereunder at the time of termination or expiration under any of subsections (a), (b), (d) and (f)) and 12-21 shall remain in full force and effect.

         (c) Termination of this Agreement in whole or in part pursuant to any of the provisions hereof shall be without prejudice to any rights which either Party may have against the other Party hereto.

         (d) In the event that, at the end of the Initial Term or any Subsequent Term, Yuen does not agree with the Company to extend the Agreement for a new Subsequent Term, then, notwithstanding the provisions of any other agreement between Yuen and the Company that provide for a longer exercise period, Yuen's right to exercise any then outstanding options granted to him pursuant to Section 9(c) of this Agreement shall continue for a period of one hundred and eighty (180) days following the termination of this Agreement (or such shorter period as the terms of the applicable option agreement or any other applicable agreement between Yuen and the Company otherwise provide), after which such options shall be terminated and forfeited.

8.          Payment Terms; Additional Consideration; Audit.

         (a) During the Term, Yuen shall be paid annual compensation of $250,000 per year, payable in monthly installments, and shall be entitled to receive health benefits to the same extent as provided pursuant to the Employment Agreement as of the date of its termination.

         (b) As soon as practicable but no later than forty-five (45) days after the end of each full or partial fiscal quarter during the Term (each such fiscal quarter period, a "Fee Period"), Company shall (i) deliver to Yuen a statement (the "Quarterly Fee Statement") signed by its Chief Executive Officer or Chief Financial Officer setting forth: (x) Company's calculation of the total dollar amount of Company's net revenues from the Company's use, sale, distribution or licensing of Fee-Bearing Products (including without limitation any such amounts for licensing, advertising, t-commerce and transaction and other recurring revenue) during the preceding Fee Period (in each of the foregoing cases less deductions for or on account of any present or future sales taxes, duties, levies or freight charges; any uncollectable invoices ; or any similar reductions) (the results of such calculation, the "Quarterly Revenue"); and, (y) Company's calculation of the amount equal to two percent (2%) of the Quarterly Revenue for such Fee Period (such amount for each such Fee Period, a "Fee Payment") and (ii) make payment to Yuen of the applicable Fee Payment for the most recent Fee Period by means of a wire transfer to the bank account designated by Yuen. In no event shall the cumulative Fee Payment paid over the course of any fiscal year (or partial fiscal year) of the Company during the Term (each, a "Fee Year") be less than one million, two hundred fifty thousand dollars ($1,250,000) (the "Floor") nor more than two million seven hundred fifty thousand dollars ($2,750,000) (the "Ceiling"), as such amounts are adjusted from time to time pursuant hereto for each full fiscal year during the Term or an appropriately reduced (on a prorated basis) Floor and Ceiling for each partial fiscal year during the Term. All dollar amounts to be determined herein shall be calculated in accordance with United States generally accepted accounting principles consistently applied. If two percent (2%) of the aggregate Quarterly Revenue for any given Fee Year is less than the Floor, Company shall pay the difference between the cumulative Fee Payment attributable to such Fee Year (or portion thereof, if this Agreement should expire or terminate prior to the end of any Fee Year) and the Floor (or pro-rated portion thereof, if this Agreement should expire or terminate prior to the end of any Fee Year) within forty-five
(45) days of the end of the applicable Fee Year. The Floor and Ceiling shall be adjusted on each anniversary of the Commencement Date in accordance with any increase in the Consumer Price Index for the Los Angeles area for such prior period. If this Agreement expires or is terminated in accordance herewith on a date other than the last day of a fiscal quarter, the Fee Payment for the partial fiscal quarter period from the end of the full fiscal quarter immediately preceding such expiration or termination through the date of such expiration or termination shall be paid no later than forty-five (45) days from the date of such expiration or termination. If the Company so elects prior to the beginning of any Fee Year, it may make a payment of the Ceiling (as adjusted) for the Fee Year in quarterly installments within forty-five (45) days after the end of each fiscal quarter, in which case it shall not be required to submit any Quarterly Fee Statements for such Fee Year. The Company may offset against all payments described in this Section 9(b) any damages suffered by the Company due to a breach by Yuen of any provision of Sections 6, 8,

10(h) or 10(i) of the Employment Agreement; any representation or warranty contained in Section 15 of the Termination Agreement; and/or any provision of
Section 12 of the Termination Agreement or Sections 2 or 10 of this Agreement; provided, however, that the Company, prior to offsetting any such payments, has invoked the provisions of Section 10(f) of the Employment Agreement, Section 13 of the Termination Agreement or Section 20 of this Agreement, as applicable, with respect to any claim for damages suffered by the Company due to a breach by Yuen of the above referenced provisions; provided further, that in the event that it is determined pursuant to such proceedings that the Company is not entitled to all or any portion of such offset payments, the Company shall immediately pay over to Yuen all amounts that had been offset to which the Company was not entitled.

         (c) In addition to the compensation, benefits and Fee Payment described above and as additional consideration for entering into this Agreement and for the benefits to the Company hereunder, the Company shall grant and issue to Yuen on each anniversary date of the Effective Date during the Term, unless this Agreement is terminated as of such anniversary date pursuant to Section 3, options to acquire two hundred thousand (200,000) shares of the common stock of the Company (such number of shares to be adjusted proportionately by the Company to the extent, if any, necessary to account for, and preserve the intended level of benefits following, any extraordinary dividend or other extraordinary distribution in respect of the outstanding common stock to the extent paid in the form of common stock or other equity securities, or any recapitalization, stock split, including a stock split in the form of a stock dividend, reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, exchange of common stock or similar extraordinary event , in each case to the extent such event affects the outstanding common stock); provided, however, that, (i) if the Term begins after the fourth anniversary of the Effective Date, then such grants shall be made only on the sixth and seventh anniversaries of the Effective Date, (ii) the foregoing notwithstanding, if this Agreement is terminated as of the seventh anniversary of the Effective Date pursuant to Section 3, no grant shall be made as of the seventh anniversary of the Effective Date and (iii) subject to the foregoing provisos, if any such grant date is not a business day, such grant shall be made on the first business day after such grant date. Notwithstanding anything herein to the contrary, no stock options shall be granted and any right to receive such stock options shall be forfeited in the event of any (i) Breach Event (as such term is defined and determined under the Employment Agreement) which (if capable of cure) has not (together with all effects thereof) been fully cured by Employee within the Breach Cure Period (as such term is defined under the Employment Agreement) or
(ii) material breach by Yuen of Sections 2 or 10 of this Agreement. Such options shall (i) be fully vested and immediately exercisable in full as of the date of such grant, (ii) shall be in the form attached hereto as Exhibit 1, with such changes to such form as may be necessary to comply with changes in law or changes in the Company's stock option plans; provided, however, that no change shall be required pursuant to any change in the Company's stock option plans that is economically and materially adverse to Yuen without Yuen's prior written consent except to the extent that such change in the plans is required by law, regulations, listing standards or changes necessary to preserve the accounting treatment, (iii) have an exercise price equal to the Fair Market Value (as such term is defined in the Company's 1994 Stock Incentive Plan as in effect on the Effective Date (the "SIP")) of one share of the Company's common stock on the date of the grant, and (iv) be granted under the SIP (or any other a stock option plan) of the Company pursuant to which such grants may be made. If the Company at any time prior to the date of a required option grant does not have an effective stock option plan with adequate available options necessary to grant and issue to Yuen the number of options contemplated hereby, then the Parties shall work together in good faith to determine an alternative method of compensation of appropriate value and liquidity such that Yuen is compensated under this paragraph in a manner substantially consistent with the intent hereof. If the Company at any time prior to the date of a required option grant under this paragraph merges, consolidates, reorganizes or exchanges its shares of common stock with any other person such that Company is not the surviving entity following such transaction (or ceases to be a public company but becomes a subsidiary of a public company), then the surviving entity (or the parent public company, as the case may be) shall be required to grant the options provided for herein and references to options to purchase shares of Company's common stock hereunder shall be deemed to refer to options to purchase an equivalent number of shares of such surviving entity's (or public parent's) equivalent class of capital stock. In the event of a Change in Control Event (as defined in the Stock Option Agreements attached to the Employment Agreement as Exhibits A and B), the Company shall grant any award of stock options required under this Agreement (and not already granted) on the later of (i) the date that is six months and one day after the Effective Date, or if such day is not a business day, on the next succeeding business day, (ii) the date of the Change in Control Event, or (iii) the Commencement Date, but only if the Company (or a successor thereto) has failed to provide for the cash-out of such grants, or the continuation of such grants in an economically equivalent amount (as provided in Section 7 of the Stock Option Agreements attached to the Employment Agreement as Exhibits A and B).

         (d) The Company, as additional consideration for entering into this Agreement and for the benefits to Company hereunder, shall pay to Yuen a one-time acquisition fee for each Disclosure whose Inventions are acquired by the Company hereunder. Such fee will be in addition to the other payment obligations of the Company hereunder, shall be due and payable within forty-five
(45) days of the Company's acquisition of the Inventions disclosed in such Disclosure under Section 2, and shall be in an amount equal to two hundred fifty thousand dollars ($250,000) per Disclosure, payable via wire transfer to such account as Yuen may designate. Each Disclosure shall contain a complete description of all Inventions then known to Yuen relating to the subject matter of the Disclosure and otherwise comply with the requirements of Section 2(a)(i) of this Agreement, and Yuen shall not submit multiple, fractional disclosures relating to the same subject matter.

         (e) Yuen shall, at Yuen's expense except as provided herein, have the right, and Company shall grant Yuen and its representatives the opportunity, to have an independent certified public accountant, on thirty (30) days advance notice to the Company and not more than once for any Fee Year, examine and make copies of the books and records of Company related to the preparation of the Quarterly Fee Statement and calculation of the Quarterly Revenue and the Fee Payment. If any such examination discloses a deficiency in any payments made by Company to Yuen of more than three percent (3%) of such payment, the Company shall reimburse Yuen for all of the reasonable expenses connected with such examination in addition to the payment of the amount of any such deficiency. Such independent certified public accountant will maintain as confidential all information obtained in connection with any such examination, in accordance with such auditor's legal and professional obligations; provided, that, such certified public accountant may: (i) provide to Yuen a report on amounts due to Yuen and the basis for determination thereof in accordance with the ordinary professional standards applicable to such certified public accountant; and (ii) use the results of such examination as reasonably necessary to assist Yuen in making and/or pursuing any claims regarding such amounts or the payment thereof. This audit right shall not apply with respect to any Fee Year in which the Company has paid the Ceiling for such Fee Year.

         (f) The Parties agree that interest will accrue at a rate equal to the lesser of (A) the maximum rate allowable by law and (B) one and one-half percent (1-1/2%) per month or portion thereof, in each case compounded daily, and will be applied to any unpaid amounts from the date on which payment was due until the date such payment is received.

Limitations on Yuen's Activities.

         (a) As used in this Section 10, the following terms shall have the following meanings:

                (i) "associated with", when used in the context of "associated with any Business" or "associated with any ITV / IPG Business", shall mean being a full or part time employee of, a consultant or other advisor to, an agent or representative of, a director or manager of, a shareholder or other owner of, a lender to, an investor in, a partner in, a promoter of, a licensee or licensor of, or otherwise associated with, any Business, or any ITV / IPG Business, respectively, but shall not include being the owner of an equity interest of not more than five percent in any Business or any ITV / IPG Business whose equity securities are publicly traded.

                (ii) "Business" shall mean any business, whether conducted by a corporation, partnership, limited liability company or any other legal entity or conducted by Yuen as a sole proprietorship other than the Company or any subsidiary of the Company.

                (iii) "ITV / IPG Business" shall mean any Business, a principal business activity which involves the development, sale or licensing of products, services, technology or intellectual property in the fields of Interactive Television or Interactive Program Guides.

                (iv) "Limitations Period" shall mean the period beginning on the Commencement Date and ending on the last day of the Term.

                (iv) "Personal Services in the Fields of Interactive Television or Interactive Program Guides" shall mean providing advice to, consulting with, or disclosing information directly or indirectly materially relevant to, the fields of Interactive Television or Interactive Program Guides.

         (b) During the Limitations Period, if the Company is engaged in the ITV/IPG Business at such time, Yuen shall not, without the prior written consent of the Company, (i) be associated with any ITV / IPG Business or (ii) directly or indirectly provide Personal Services in the Fields of Interactive Television or Interactive Program Guides to any Business. Neither the immediately preceding sentence nor any other provision of this Agreement shall at any time, whether during the Limitations Periods or thereafter, prevent Yuen from being associated with any Business, other than an ITV / IPG Business during the Limitations Period as provided above, so long as Yuen does not provide any Personal Services in the Fields of Interactive Television or Interactive Program Guides to such Business during the Limitations Period. The parties acknowledge that it is their intention that this Section 10 is intended only to ensure that, during the Limitations Period, Yuen does not use his substantial knowledge and experience in the fields of Interactive Television and Interactive Program Guides to benefit any Business, including but not limited to any ITV / IPG Business, and is not in any way intended to limit any other business activities of Yuen at any time.

9.          No Joint Venture.

              Nothing herein contained shall be construed to place the Parties in the relationship of partners or joint venturers, and neither Company nor Yuen shall become bound by any representation, act or omission of the other.

10.         Waivers.

              None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by all the Parties hereto. The failure of any Party to enforce, or the delay by any Party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and any Party may, within the time provided by applicable law, commence an appropriate proceeding to enforce any and all such rights.

11.         Confidential Information.

         (a) Yuen and the Company agree to maintain in strict confidence, and not to disclose to others or use for any purposes other than as reasonably needed to exercise their rights under this Agreement, the terms of this Agreement, the content of each Disclosure, and any non-public technical or financial information they obtain from each other pursuant to this Agreement (hereinafter "Confidential Information").

         (b) Information disclosed by either Party shall not be Confidential Information to the extent that such information (i) is available to members of the public or becomes publicly available through no unauthorized act of the receiving Party, (ii) is known to the receiving Party prior to the date of this Agreement, except, with respect to Yuen, Confidential Information of the Company known to him; (iii) is subsequently given to the receiving Party by a third party having a right to do so, or (iv) is independently developed by Yuen or employees of the Company without access to or knowledge of the other Party's Confidential Information, as evidenced by written documents in its possession. Each Party's obligation not to disclose Confidential Information shall continue for so long as such information remains Confidential Information as defined herein. Such obligation of confidentiality shall not apply to the extent that either Party is required to disclose such Confidential Information by any governmental authority, court or agency, domestic or foreign, or makes use of such Confidential Information in any dispute with the other Party over the terms or performance of this Agreement in any court of law or equity and then only under a protective order of the court, provided, that, the Party holding the information sought in such circumstances must provide notice to the other Party at least ten (10) days in advance of the disclosure of such information in order to enable the Party claiming the information is confidential to seek to intervene to protect its confidentiality.

         (c) Upon the Company's provision of an Election Notice, and payment therefor is made to Yuen under Section 9(c) for the Inventions contained in a Disclosure, the Company's obligation of confidentiality and non-use with respect to such Disclosure shall immediately cease, but Yuen's obligation of confidentiality and non-use with respect to such Disclosure shall continue in perpetuity, notwithstanding any termination or expiration of this Agreement. Upon the provision to Yuen of an Election Notice containing an election by the Company not to exercise its option in the Disclosure which is the subject of such Election Notice, or Yuen's failure to receive an Election Notice for such Disclosure within the ninety (90) day period, Yuen's obligation of confidentiality and non-use with respect to such Disclosure shall immediately cease, but the Company's obligation of confidentiality and non-use with respect to such Disclosure shall continue in perpetuity, notwithstanding any termination or expiration of this Agreement. Notwithstanding the foregoing, neither Party's confidentiality obligations hereunder shall cease with respect to any trade secrets or other Confidential Information relating to any Licensed Inventions; provided, however, that nothing in this Agreement shall be construed as preventing the Company from seeking patent protection for any Licensed Inventions at its sole discretion.

         (d) Yuen has had, prior to the Commencement Date, and will have, during the Term, access to, and has, prior to the Commencement Date, and will continue to, during the Term, become acquainted with various trade secrets and other confidential information of the Company, consisting of software, plans, formulas, patterns, devices, secret inventions, processes, business plans, strategic plans, financial information, customer lists, contracts, and compilations of information, records and specifications that are owned by the Company or by its subsidiaries and regularly used in the operation of their respective businesses and that may give the Company an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Yuen agrees and acknowledges that Yuen has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by this Agreement and Yuen's prior relationship to, interest in and fiduciary relationships to the Company and its predecessors. Yuen further agrees and acknowledges that Inventions conceived, made or reduced to practice during the Term, and related in whole or in part to the fields of Interactive Program Guides or Interactive Television, may be based in part on such trade secrets and confidential information of the Company. Yuen shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or at any time thereafter, except as required in the course of performing services under this Agreement for the benefit of the Company.

12.         Severability.

              In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein; unless the deletion of such term or provision shall cause this Agreement to become materially adverse to either Party, in which event the Parties shall use reasonable best efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending term or provision.

13.         Integration.

              This Agreement, the Employment Agreement and the Termination Agreement represent the entire understanding between the Parties hereto with respect to the subject matter hereof and this Agreement, the Employment Agreement and the Termination Agreement supersede all previous representations, understandings or agreements, oral or written, or contemporaneous oral agreements, between the Parties with respect to the subject matter hereof and cannot be modified except by a written instrument signed by the Parties hereto.

14.         Notices.

              Any notice or other communication required or permitted to be given by the Parties hereto shall be in writing and sent, if to Yuen, at such address as Yuen may designate in writing from time to time (or Yuen's business address of record in the absence of such designation), and, if to Company, to its office at:

         Gemstar-TV Guide International, Inc.
         Suite 800
         135 North Los Robles Ave.
         Pasadena, CA  91101
         Facsimile No.:  (818) 792-4051
         Attention:  General Counsel

or at such other address as Company may designate in writing from time to time. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this paragraph and an appropriate confirmation-back is received, with confirmation by a nationally-recognized overnight courier; (ii) if given by first class mail, return receipt requested, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

15.         Captions.

              The captions used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for purpose of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.

16.         Disclaimed Warranties.

         (a) Nothing contained in this Agreement shall be construed as a warranty or representation by any of the Parties to this Agreement as to the validity, scope or enforceability of any of the Inventions or any patents issued or patent applications filed with respect thereto.

         (b) Subject to Section 2(g), nothing contained in this Agreement shall be construed as a warranty or representation that any manufacture, sale, offer for sale, lease, import, use or other disposition of any Fee-Bearing Product hereunder will be free from infringement of patents, or utility models, copyrights, mask work rights, trade secrets, trademarks, trade names, or the like, of third parties.

         (c) Company shall not be required by anything contained in this Agreement to file in any country an application for patent on any invention, or to secure any patent, or once having filed an application for patent or obtained a patent, to maintain the patent application or patent in force.

17.         Governing Law.

              This Agreement, the legal relations between the Parties and any action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the Parties or the subject matter hereof shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

18.         Arbitration; Injunctive Relief.

         (a) In the event of any dispute, controversy, claim or disagreement between the Parties with respect to any alleged breach of this Agreement, the interpretation of this Agreement, or the rights or obligations of either Party under this Agreement, the Parties shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a solution satisfactory to both Parties. If they do not resolve the dispute, controversy, claim or disagreement within a period of 30 days, or such longer period as they may mutually agree, then such dispute, controversy, claim or disagreement shall be finally resolved pursuant to confidential binding arbitration in New York, New York by a panel of three neutral arbitrators. The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association then in effect. Within 15 days after the initiation of arbitration, the Parties shall select three neutral arbitrators, all of whom shall be members of a state bar actively engaged in the practice of law for at least 10 years. Either Party may seek interim or preliminary relief from the arbitrators until an arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, prior to the establishment of the arbitral tribunal, and without waiving any remedy under this Agreement, seek interim or provisional relief that is necessary to protect the rights or property of that party. The arbitration award shall be made as promptly as practicable and in any event within nine months of the filing of the notice of intention to arbitrate, and the arbitrators shall agree to comply with this schedule before accepting appointment; proved, however, that this time limit may be extended by agreement of the Parties or by the arbitrators if necessary. The award of the arbitrators shall be in writing, shall be signed by a majority of the arbitrators, and shall include findings of fact and the reasons for the disposition of each claim. In the award, the arbitrators shall allocate all costs of the arbitration, including the fees of the arbitrators and reasonable attorneys' fees of the prevailing Party, against the non-prevailing Party. This Section 20(a) shall not be construed to limit either Party's right to obtain equitable relief with respect to any dispute and, pending a final arbitration by the arbitrators with respect to any such dispute, either Party shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being first required to arbitrate such dispute. Except as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to the party or arbitrator, neither the Parties nor the arbitrators may disclose the existence, content or results of any arbitration hereunder without the prior written consent of all the Parties. Judgment on the award may be entered in any court having jurisdiction thereof.

         (b) In addition to the provisions of the foregoing Section 20(a), in connection with any dispute as to Section 2 of this Agreement, discovery shall be on an expedited basis, the decision of the arbitration panel shall be final and there shall be no right of appeal or right to petition to vacate such award. Each of the Parties acknowledges that the other Party would be irreparably damaged, and there would be no adequate remedy at law, for a breach of this Agreement, and accordingly, the terms of this Agreement may be specifically enforced by a Party.

19.         Counterparts.

              This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

  [The remainder of this page has been intentionally left blank; the signature page follows.]

                                                                  Execution Copy

                   [SIGNATURE PAGE TO PATENT RIGHTS AGREEMENT]

         IN WITNESS WHEREOF, Yuen and the Company have caused this instrument to be duly executed as of the day and year first above written.

                                                     /s/ Henry C. Yuen
                                          --------------------------------------
                                          HENRY C. YUEN



                                          GEMSTAR-TV GUIDE INTERNATIONAL, INC.


                                          By:        /s/ Jeff Shell
                                              ----------------------------------
                                              Jeff Shell, Co-President

                                    Exhibit 1

                      GEMSTAR-TV GUIDE INTERNATIONAL, INC.

                      PATENT RIGHTS STOCK OPTION AGREEMENT

     THIS AGREEMENT dated as of _______, ____, between Gemstar-TV Guide International, Inc., a Delaware Corporation (the "Company"), and Henry C. Yuen ("Yuen").

                               W I T N E S S E T H

WHEREAS, Yuen is a consultant or advisor who (directly or through an entity with which he is associated) renders or has rendered bona fide services to the Company; and

WHEREAS, pursuant to the Gemstar-TV Guide International, Inc. 1994 Stock Incentive Plan, as amended (the "SIP"), the Company has granted to Yuen effective as of ______, ____ (the "Grant Date") two hundred thousand (200,000) nonqualified stock options to purchase authorized but unissued or treasury shares of the Company's Common Shares, $.01 par value, upon and subject to the terms and conditions set forth herein and in the SIP.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

          1. Defined Terms. Capitalized terms shall have the meaning assigned to them herein. Where capitalized terms are not defined herein they shall have the meaning assigned to them in the SIP.

For purposes of this Agreement:

"Breach Event" shall have the meaning assigned to it under the New Employment Agreement.

"Breach Cure Period" shall have the meaning assigned to it under the New Employment Agreement.

"Common Share" shall have the meaning assigned to it under the Termination Agreement.

"New Employment Agreement" shall mean the employment agreement between the Company and Yuen dated as of _________, 2002.

"Patent Rights Agreement" shall mean the patent rights agreement between the Company and Yuen dated as of _________, 2002.

"Termination Agreement" shall mean the termination agreement between the Company, Yuen and Gemstar Development Corporation, a California corporation, dated as of _______, 2002.

          2. Grant of Option. Effective as of the Grant Date, this Agreement evidences the Company's grant to Yuen, subject to the restrictions set forth below, of two hundred thousand (200,000) stock options (the "Options") under the SIP. Each Option shall represent the right to acquire one (1) Common Share. The number, type and exercise price of the Options are subject to adjustment pursuant to Section 4.2 of the SIP.

The Options shall expire on the first to occur of (i) the close of business on the last business day of the Company coinciding with or immediately preceding the day before the tenth anniversary of the Grant Date or (ii) the termination of the Options pursuant to Section 4.2 of the SIP.

The exercise price per Common Share under each Option shall equal the Fair Market Value of a Common Share on the Grant Date (or as of the last trading day preceding the Grant Date if the Grant Date is not a trading day).

The Options are intended to be non-qualified stock options and not incentive stock options under Code Section 422.

          3.   Exercisability of Options. The Options shall vest on the Grant
Date.

To the extent Yuen does not purchase all or any part of the Common Shares under the Options exercisable and to which Yuen is entitled, Yuen has the right cumulatively thereafter to purchase any Common Shares not so purchased and such right shall continue until the Option terminates or expires. Fractional Common Share interests shall be disregarded, but may be cumulated. No fewer than 50 Common Shares may be purchased at any one time, unless the number purchased is the total number at the time available for purchase under the Option.

          4. Method of Exercise of Options. The Options shall be exercisable by the delivery to the Company of a written exercise notice in the form to be provided by Company, which shall state the number of Common Shares to be purchased pursuant to the Options. The purchase price of any Common Shares purchased on exercise of an Option shall be paid by Yuen (or Yuen's Personal Representative or Beneficiary, as the case may be) in full at the time of each purchase in one or a combination of the following methods: (i) in money, including by electronic funds transfer; (ii) by check payable to the order of the Company; (iii) to the extent permitted by applicable law, by a promissory note of Yuen consistent with the requirements of Section 1.8 of the SIP, provided, however, that the Committee may in its absolute discretion limit Yuen's ability to exercise an Option using a promissory note; or (iv) to the extent permitted by and consistent with the Company's Certificate of Incorporation (as amended) and applicable law, by notice and third party payment in such manner as may be authorized by the Committee or by the delivery of Common Shares already owned by Yuen, provided, however, that the Committee may in its absolute discretion limit Yuen's ability to exercise an Option by delivering such Common Shares. Common Shares that are permitted to be used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise and shall have been beneficially owned by Yuen for at least six months prior to such delivery.

In the event that the Company determines that the Company (or any affiliate or subsidiary of Company) is required to withhold any tax as a result of the issuance, vesting, exercise, payment or disposition of any Options, the tax withholding obligation shall be satisfied in accordance with the provisions and terms of Section 4.5 of the SIP.

Yuen (or Yuen's Beneficiary or Personal Representative) shall furnish any written statements required pursuant to Section 4.4 of the SIP.

          5.   No Employment Commitment.

Nothing contained in this Agreement or the SIP constitutes an employment commitment by the Company, confers upon Yuen any right to employment by the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate Yuen's consulting relationship with the company, or affects the right of the Company or any Subsidiary to increase or decrease Yuen's other compensation.

          6.   Reserved.

          7.   Reserved.

          8.   Termination of Options Under Certain Events. As contemplated by
Section 4.2 of the SIP, the Options may be terminated or rendered non-exercisable (to the extent they were not previously exercised) in certain circumstances, as described therein.

          9. Non-Transferability of Options. The Options and any other rights of Yuen under this Agreement or the SIP are nontransferable and subject to extensive restrictions under Section 1.9 of the SIP. The Common Shares issuable on exercise of the Options are also subject to restrictions on transfer under
Section 1.10 of the SIP and to any and all repurchase or redemption rights of the Company that may be provided under its Certificate of Incorporation and Bylaws, as amended from time to time.

          10. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office and to Yuen at the addresses given beneath their respective signatures hereon, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed given only when received, but if Yuen is no longer an Eligible Person, any notice to Yuen shall be deemed to have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

          11. Plan. The Options and all rights of Yuen thereunder are subject to, and Yuen agrees to be bound by, all of the terms and conditions of the provisions of the SIP, incorporated herein by this reference. In the event of a conflict or inconsistency between the terms and conditions of this Agreement, and of the terms and conditions of the SIP, the terms and conditions of the SIP shall govern except as expressly set forth herein. In the event of conflict or inconsistency between the terms and conditions of this Agreement, and the terms and conditions of the Patent Rights Agreement, the terms and conditions of this Agreement shall govern. Yuen acknowledges receipt of a copy of the SIP, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the SIP that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in Yuen, unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the SIP after the date hereof.

          12. Entire Agreement. This Agreement, the Patent Rights Agreement, the Termination Agreement, the New Employment Agreement and the SIP together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The SIP and this Agreement may be amended pursuant to Section 4.6 of the SIP. Such amendment must be in writing and signed by the Company. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of Yuen, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

          13. Severability. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties' intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

          14. California Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

          15. Privileges of Stock Ownership. Except as otherwise expressly authorized by the Committee or the SIP, Yuen will not be entitled to any privilege of stock ownership as to any Common Shares not actually delivered to and held of record by Yuen. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

          16. No Restriction on Corporate Powers. The existence of the SIP and/or the Options shall not affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

          17. Further Assurances. Each of the parties hereto shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party's benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

          18. Execution. The grant of Options hereunder shall be rendered ineffective if Yuen and spouse fail to execute this Agreement (with Consent of Spouse) and return the executed Agreement (with Consent of Spouse) to the Company within 30 days of the Grant Date.

          19. Counterparts. This Agreement and any amendment hereto may be executed in several counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Yuen has hereunto set his or her hand.

                                        GEMSTAR-TV GUIDE INTERNATIONAL, INC.


                                        By:
                                            --------------------------------

                                        Title:
                                              ------------------------------


                                        YUEN

                                        ------------------------------------
                                        Henry C. Yuen

                                        ------------------------------------
                                        (Address)

                                        ------------------------------------
                                        (City, State, Zip Code)

                                CONSENT OF SPOUSE

In consideration of the execution of the foregoing Patent Rights Stock Option Agreement by Gemstar-TV Guide International, Inc., I,
_____________________________________, the spouse of the Yuen herein named, do hereby join with my spouse in executing the foregoing Patent Rights Stock Option Agreement and do hereby agree to be bound by all the terms and provisions thereof and of the SIP.


Dated as of the ____ of ____, ____.              -------------------------
                                                    Signature of Spouse